UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 5, 2012

SUNPEAKS VENTURES, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54523 (Commission File Number)	27-0777112 (I.R.S. Employer Identification No.)

9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)

(204) 898-8160 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       .   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       .   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       .   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

On April 5, 2012, we entered into a Convertible Promissory Note in the principal amount up to $700,000.  The note will evidence mutually agreed upon draw downs between the holder and us.  The note will bear interest at the rate of 10% per annum, and is convertible into our common stock, at the election of the Holder, at a conversion price equal to 80% of three day average closing bid price of our common stock prior to the conversion.  Effective on the closing, we executed a draw down on the note in the amount of $175,000.

On April 5, 2012, through our subsidiary Healthcare Distribution Specialists, LLC, we entered into a Pass-Through Sponsorship Letter Agreement with Trail Blazers, Inc., the owners and operators of the Portland Trail Blazers professional basketball franchise.  Pursuant to the agreement, in exchange for cash consideration of $32,000, we have the right to use the Trail Blazers name and logo on in-store promotions in all the Walgreens stores in the entire State of Oregon and the Southern Washington area, and will receive advertising space in the Rose Garden Arena for home basketball games.

Section 3 – Securities and Trading Markets

Item 3.02

Unregistered Sale of Equity Securities.

On April 5, 2012, we entered into a Convertible Promissory Note in the principal amount up to $700,000.  The note will evidence mutually agreed upon draw downs between the holder and us.  The note will bear interest at the rate of 10% per annum, and is convertible into our common stock, at the election of the Holder, at a conversion price equal to 80% of three day average closing bid price of our common stock prior to the conversion.  Effective on the closing, we executed a draw down on the note in the amount of $175,000.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, the investor was accredited, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01

 Financial Statements and Exhibits.

(d)

Exhibits

10.1	Convertible Promissory Note dated April 5, 2012

10.2	Pass-Through Sponsorship Letter Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunpeaks Ventures, Inc.

Dated: April 10, 2012	/s/ Mackie Barch
By: Mackie Barch
Its: President and Chief Executive Officer

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